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                                                                     EXHIBIT 5.2

                              W.S. WALKER & COMPANY
                                ATTORNEYS-AT-LAW

                          P.O. Box 265GT, Walker House,
                          Grand Cayman, Cayman Islands
                     Tel: (345) 949-0100 Fax: (345) 949-7886
                             Email: walker@candw.ky




TRANSOCEAN OFFSHORE (TEXAS) INC.
(A TEXAS CORPORATION)
TRANSOCEAN OFFSHORE INC.
(A DELAWARE CORPORATION)
4 GREENWAY PLAZA
HOUSTON, TEXAS 77046
UNITED STATES OF AMERICA

                                                                    8 April 1999

Gentlemen,

VALIDITY OF ISSUE OF ORDINARY SHARES OF TRANSOCEAN OFFSHORE INC., A CAYMAN ISLANDS EXEMPTED COMPANY.

We have acted as special Cayman Islands counsel to Transocean Offshore Inc., a Delaware corporation ("TRANSOCEAN-DELAWARE"), and its wholly owned Texas subsidiary, Transocean Offshore (Texas) Inc., ("TRANSOCEAN-TEXAS"), in connection with a proposed reorganization pursuant to which Transocean-Delaware will merge into Transocean-Texas, with Transocean-Texas surviving and changing its name to Transocean Offshore Inc. Promptly after the merger, Transocean-Texas will convert into and continue as a Cayman Islands exempted company ("TRANSOCEAN-CAYMAN") pursuant to a conversion and continuation procedure under Texas and Cayman Islands law (the merger, conversion and continuation, collectively, the "REORGANIZATION"). The Reorganization is to be effected pursuant to the terms and provisions of that certain Agreement and Plan of Merger and Conversion dated March 12, 1999 between Transocean-Delaware and Transocean-Texas (the "REORGANIZATION AGREEMENT") which is described in the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") and filed as part of that certain Registration Statement on Form S-4 filed by Transocean-Texas with the United States Securities and Exchange Commission (the "SEC") on April 8, 1999 (the "REGISTRATION STATEMENT").

Pursuant to the Reorganization Agreement and as described in the Proxy Statement/Prospectus, each share of common stock, par value US$.01 per share, of Transocean-Delaware (the "TRANSOCEAN-DELAWARE SHARES") will become an ordinary share of a par or nominal value of US$.01 per share of Transocean-Cayman (the "TRANSOCEAN-CAYMAN Shares") upon completion of the Reorganization. In addition, Transocean-Delaware's Stock Option Plans (as defined in the Reorganization Agreement) will be amended to provide (i) that Transocean-Cayman Shares will be issued upon exercise of any options issued under the Stock Option Plans and (ii) for the other appropriate substitution of Transocean-Cayman for Transocean-Delaware in the Stock Option Plans.


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We have been asked to provide this legal opinion to you in connection with the filing of the Registration Statement by Transocean-Texas and any additional registration statements filed by Transocean-Texas pursuant to Rule 462(b) under the Securities Act of 1933, as amended ("462(b) REGISTRATION STATEMENTS"), relating to Transocean-Cayman Shares to be issued pursuant to the Reorganization Agreement.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the laws of the Cayman Islands:

         When offered as described in the Proxy Statement/Prospectus, and upon consummation of the Reorganization, the Transocean-Cayman Shares will be recognized as having been duly authorised, and validly issued fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and the shareholders of Transocean-Cayman and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any related 462(b) Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                                       Yours faithfully,


                                                       W. S. WALKER & COMPANY

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                                   SCHEDULE 1


                           LIST OF DOCUMENTS EXAMINED


1. The Memorandum and Articles of Association of Transocean-Cayman in the form adopted and to become effective upon registration of Transocean-Cayman by way of continuation in the Cayman Islands.

2. The Resolutions adopted by the Board of Directors of Transocean-Texas dated April 8, 1999.

3. The Resolutions adopted by the shareholder of Transocean-Texas dated April 8, 1999.

4. The proxy statement/prospectus contained in the Registration Statement filed with the United States Securities and Exchange Commission on April 8, 1999.

5. Such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents at paragraphs 2 and 3 above are referred to in this opinion as the "Resolutions"


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                                   SCHEDULE 2


                                   ASSUMPTIONS


The opinions hereinbefore given are based upon the following assumptions insofar as each such assumption may relate to the opinions given:

1. At the time Transocean-Cayman is registered in the Cayman Islands by way of continuation pursuant to the Companies Law (1998 Revision), all the shares of Transocean Texas then in issue were duly authorized and validly issued, fully paid and non-assessable.

2. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed and that all copies conform to their originals.

3. The Minute Book of Transocean-Texas supplied to us on April 8, 1999 by Transocean-Texas contain a complete record of the business transacted by it.

4. The corporate records of Transocean-Texas supplied to us on April 8, 1999 by Transocean-Texas constitute its complete corporate records and that all matters required by law to be recorded therein are so recorded.

5. The Resolutions were duly adopted in accordance with the laws of the State of Texas and the constituent documents of Transocean-Texas.

6. From the date of the Resolutions to the date the Certificate of Registration by way of Continuation is issued by the Registrar of Companies in the Cayman Islands in respect of Transocean-Cayman no corporate or other action is taken by Transocean-Texas to amend, alter or repeal the Resolutions and no corporate or other action is taken by Transocean-Texas in connection with the Reorganization except as contemplated by the Registration Statement.


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